Exhibit 99.1

FOR IMMEDIATE RELEASE

March 30, 2012

Citizens Bancshares Corporation Announces 2011 Fourth Quarter Results

ATLANTA, March 30, 2012/PRNewswire-FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), today announced fourth quarter of 2011 net income before preferred dividends of $334,000 compared to a net income of $524,000 for the same period last year.  Net income available to common shareholders for the fourth quarter of 2011 was $274,000, or $0.12 per diluted common share compared to a net income available to common shareholders of $464,000, or $0.22 per diluted common share, reported for the fourth quarter of 2010.

For the year of 2011, the Company earned net income before preferred dividends of $269,000 compared to a net income of $629,000 reported for 2010. Net income available to common shareholders for the year of 2011 was $32,000, or $0.02 per diluted common share, versus net income available to common shareholders of $316,000, or $0.15 per diluted common share, reported for 2010.

Ms. Cynthia N. Day, President and Chief Executive Officer, stated, “Our results for the fourth quarter of 2011 as well as for the full year continues to be negatively impaired by asset quality caused by the ongoing weak economic environment.” Ms. Day continues “the Company is aggressively executing a strategy to accelerate our disposition of problem assets. Our primary goal is to cleanse our balance sheet of nonperforming assets so that we can focus on opportunities that are profitable and will enable us to move forward. There appears to be some signs of stabilization in the market and we are starting to see more bidders on these assets. However, we also recognize that the disposition of these assets will not come without some cost because the valuations are still discounted. This is a sacrifice that we are willing to make to move forward and position ourselves for the future.”

The provision for loan losses for the fourth quarter of 2011 increased by $624,000 to $1,149,000 compared to the same three month period last year. For the full year, the provision for loan losses increased by $1,418,000 to $3,883,000 when compared to 2010. The increase is due to lower collateral values securing several commercial real estate loans the Company considers to be impaired and an increase in charged-off loans caused by the impact of the weak economy on customers’ ability to repay their loans. The allowance for loan losses was $4.0 million at December 31, 2011 compared to $4.2 million at December 31, 2010.  The allowance for loan losses was 31% and 32% of nonperforming loans at December 31, 2011 and 2010, respectively. The Company considers its allowance for loan losses at December 31, 2011 to be adequate.

Other financial highlights:

•                  Average gross loans were consistent with the prior quarter, decreasing by $825,000 to $194 million.  Gross loans outstanding were $199 million at December 31, 2011 compared to $196 million at December 31, 2010.

•                  Our deposit mix in the fourth quarter of 2011 improved over the third quarter of 2011. Average noninterest-bearing accounts increased by $1.8 million and average interest-bearing deposits decreased by $8.5 million in the fourth quarter of 2011 due to normal activity. Total deposits at December 31, 2011 were $343 million compared to $338 million at December 31, 2010.

•                  The Company’s net interest margin on a tax equivalent basis remains strong at 4.49% at December 31, 2011 compared to 4.54% reported for the same period last year.

•                  Non-interest income decreased by a nominal $141,000 during the fourth quarter of 2011 compared to the same period last year. For the year, non-interest income decreased by $767,000 primarily due to reductions in service charges on deposits of $261,000 and realized gains on the sales of securities of $389,000.

•                  Core expenses continue to be closely managed.  Total non-interest expense for the fourth quarter declined by $469,000 compared to the fourth quarter of 2010.  For the year, total non-interest expense decreased by $2.1 million compared to 2010.

•                  The Company’s capital position continues to be strong at December 31, 2011 as both the Company and the Bank’s capital position exceed the well capitalized minimum levels currently required by regulation.

	4th	4th		Full	Full
	Quarter	Quarter		Year	Year
(In thousands, expect per share data)	2011	2010	Change	2011	2010	Change
Income Statement
Net income available to common shareholders	$274	$464	(40.9)%	$32	$316	(89.9)%
Net income per diluted common share	0.12	0.22	(45.5)%	0.02	0.15	(86.7)%
Total revenues	5,545	5,950	(6.8)%	21,554	23,769	(9.3)%
Provision for loan losses	1,149	525	118.9%	3,883	2,465	57.5%
Noninterest income	1,638	1,779	(7.9)%	5,461	6,228	(12.3)%
Noninterest expense	4,093	4,562	(10.3)%	16,959	19,103	(11.2)%

Balance Sheet
Average loans, gross	194,395	197,454	(1.5)%
Average deposits	334,826	342,448	(2.2)%

Capital
Total capital (to risk weighted assets)	18%	18%
Tier 1 capital (to risk weighted assets)	16%	17%
Tier 1 capital (to average assets)	11%	11%

Citizens Trust Bank prides itself on offering a full range of quality products and services throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama.  Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  Through its parent company, Citizens Bancshares Corporation, the Bank offers its common stock over-the-counter to the general public under the trading symbol CZBS and can be found on the web at www.CTBconnect.com.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected noninterest expenses, volatile credit and financial markets, potential deterioration in real estate values, regulatory changes and excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:	SOURCE: Citizens Bancshares Corporation
Citizens Bancshares Corporation
Cynthia N. Day, President & Chief Executive Officer
(404) 575-8306